Exhibit 23.1
The following report is in the form that will be signed upon the completion of the transaction described in the Basis of Presentation in Note A to the financial statements.

/s/ Ernst & Young LLP

San Antonio, Texas
October 13, 2005
Consent of Independent Registered Public Accounting Firm
We consent to the reference to our firm under the caption “Experts” and to the use of our reports dated August 4, 2005 (except as to Basis of Presentation of Note A, as to which date is ______ ___, 2005), in Amendment No. 3 to the Registration Statement (Form S-1 No. 333-127375) and related Prospectus of Clear Channel Outdoor Holdings, Inc.

Ernst & Young LLP

San Antonio, Texas